Exhibit 99.1

Sorrento Announces Definitive Agreements for up to $150 Million Private Placement

SAN DIEGO, April 4, 2016 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs company, today announced that it has entered into definitive agreements with institutional investors and its strategic corporate partner, Yuhan Corporation (000100.KS; Yuhan) of South Korea, whereby such investors will invest up to approximately $150 million in separate private placements in newly issued common stock (the “Shares”) at $5.55 per share and receive warrants to purchase common stock with an exercise price of $8.50 per share (the “Warrants”).

The transaction is led by Ally Bridge Group, a global healthcare-focused investment group based in Hong Kong, with a global life science investment portfolio in the U.S., Europe and Asia. The transaction is subject to customary closing conditions, including obtaining clearance for the issuance of the Shares and the Warrants pursuant to Nasdaq Stock Market LLC listing requirements and completion of investor due diligence, and is expected to occur by the end of May 2016. Net proceeds from the financing will primarily be used to support the development of Sorrento’s product pipeline and for general corporate purposes.

“We appreciate the confidence of Ally-Bridge Group, Yuhan Corporation and the other new investors in Sorrento as we accelerate the clinical development strategy for our multiple immunotherapy product candidates with the significant funds raised from this financing,” said Henry Ji, President & CEO of Sorrento.

“There is no doubt that Sorrento has a unique, comprehensive portfolio of innovative antibody technologies with a number of cutting-edge immunotherapy programs. There is tremendous excitement around Sorrento’s subsidiaries and joint ventures and, in particular, TNK Therapeutics’ CAR-T and CAR.NK cell therapy programs as well as LA Cell’s ground-breaking cell-penetrant antibody technology that could potentially directly attack previously undruggable intracellular targets, such as important oncogenes like mutant K-Ras or MYC as well as important immuno-oncology targets, including FoxP3 and IDO. With the support of today’s substantial financing initiated and led by ABG, Sorrento will be able to accelerate the development of these exciting technologies and innovative products to unlock significant value that is currently not recognized,” said Frank Yu, Founder and CEO of ABG. “Sorrento has a proven track record in forging partnerships on a global basis, and more importantly, monetizing its assets, such as in the case of Cynviloq for a potential value of up to USD1.3 billion. ABG has been working closely with Sorrento in key areas of global expansion, strategic partnerships, and financing.”

“We recently formed the ImmuneOncia joint venture with Sorrento to focus on clinical development of innovative immuno-oncology antibodies originated from Sorrento’s G-MAB library. Our R&D team has been in close interaction with Sorrento’s R&D team and is deeply impressed by Sorrento’s industry-leading antibody and immunocellular technology platforms as well as its innovative immunotherapy product portfolios. We are very happy to participate in investing in Sorrento and look forward to grow with Sorrento to be major players in the rapidly expanding immunotherapy field,” said Mr. Jung Hee Lee, President and CEO of Yuhan Corporation (000100.KS; Yuhan), one of the largest and most respected pharmaceutical companies in South Korea.

The Shares, Warrants and shares issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any State or other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Sorrento Therapeutics

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors. Learn more at www.sorrentotherapeutics.com.

About Ally Bridge Group

Ally Bridge Group (“ABG”) is a global healthcare-focused investment group, founded and led by Mr. Frank Yu (formerly a Managing Director of Goldman Sachs and Och-Ziff Capital) with a global healthcare investment portfolio in China, the United States, and Europe and more than USD1 billion in assets under management. In 2015, ABG initiated, led and completed the US$3.3billion take-private of WuXi PharmaTech, a leading global life science service provider.

About Yuhan Corporation

Yuhan Corporation is a South Korea-based healthcare company founded in 1926. The company has positioned itself as one of the top pharmaceutical companies in terms of market cap and sales revenue in Korea. The core business consists of primary & specialty care, dietary supplements, household & animal care, and contract manufacturing of active pharmaceutical ingredients. It has a number of subsidiaries and a global presence in the form of joint ventures with Janssen (Belgium), the Clorox Company (USA), and Kimberly-Clark Corporation (USA). Yuhan (KS) is a publicly-listed company traded on the Korea Stock Exchange.

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SOURCE Sorrento Therapeutics, Inc.